Cord Blood America Marks 10th Anniversary of First in Nation Cord Blood Banking Services Between CorCell and Independence Blue Cross

    LOS ANGELES and PHILADELPHIA, Feb. 12 /PRNewswire-FirstCall/ -- Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com ) focused on bringing the life saving potential of stem cells to families nationwide and internationally, announced today that CorCell, Philadelphia, Pa., whose operating entity and assets were recently purchased by the Company, is now celebrating the 10th anniversary of its marketing alliance with Independence Blue Cross (IBC), the Philadelphia region's largest provider of health care benefits.

"Launched in 1997, the IBC alliance with CorCell has brought knowledge and awareness to IBC members, providers and corporate, union and government employer groups of the significant value of storing umbilical cord blood stem cells. CorCell's 'Saving Baby's Cord Blood' program offers a preferred price for cord blood banking services to all IBC members, with more than 4% of expectant parents taking advantage of the program," said Marcia Laleman, CorCell's President.

CorCell is a national leader in private family cord blood banking. It is the fourth largest private umbilical cord blood bank in the U.S. Cord blood stem cells may be used today to treat more than 70 diseases including leukemia, severe anemia, metabolic blood disorders and immune deficiencies with many additional uses currently under investigation in clinical trials. Previously the umbilical cord, which contains a rich store of stem cells, had been thrown away at birth.

"Independence Blue Cross has a long history of providing our members with discounts on innovative health services that are not covered as part of our insurance products, such as private cord blood banking. We believe that this is an important offering for our members, especially given the recent advancements in research regarding the uses of umbilical cord blood stem cells," said Dr. I. Steven Udvarhelyi, IBC's senior vice president and chief medical officer. "We are proud to be distinguished as the first health insurer in the U.S. to offer discounts on this valuable health service to our members."

Independence Blue Cross is an independent licensee of the Blue Cross and Blue Shield Association, an association of independent Blue Cross and Blue Shield Plans. "Cord Blood America salutes this important anniversary and appreciates the pioneers who did so much to make the storing of umbilical cord blood an important part of families' decisions to safeguard their children," said Matthew Schissler, CEO.

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about cord blood banking, visit our website at http://www.corcell.com. For investor information on Cord Blood America, Inc. (OTC Bulletin Board:

CBAI), visit http://www.cordblood-america.com.

About Independence Blue Cross

Independence Blue Cross is the leading health insurer in southeastern Pennsylvania. Nationwide, IBC and its affiliates provide coverage to nearly 3.4 million people. For nearly 70 years, Independence Blue Cross has offered quality health care products and services tailored to meet the changing needs of members, employers, groups, and providers.

Independence Blue Cross's HMO and PPO health care plans recently received the highest ratings from the National Committee for Quality Assurance. In addition, in 2005, Independence Blue Cross's Personal

Choice was rated the No. 1 PPO in the nation and its Keystone Health Plan East HMO plan was ranked the No. 1 HMO in the region by health care consumers in a leading independent consumer magazine. Independence Blue Cross and Keystone Health Plan East are independent licensees of the Blue Cross Blue Shield Association.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

CONTACT:
Paul Knopick	Marcia Laleman
E & E Communications	CorCell
949/707-5365	215-599-8401
pknopick@eandecommunications.com	mlaleman@corcell.com